Exhibit 99.1

BRE CORPORATE NEWS Investor Contact: Edward F. Lange, Jr., 415.445.6559 Media Contact: Thomas E. Mierzwinski, 415.445.6525

BRE PROPERTIES ANNOUNCES BOARD OF DIRECTORS TRANSITION

June 21, 2007 (San Francisco) – BRE Properties, Inc. (NYSE:BRE) today announced the retirement of Gregory M. Simon from the company’s board of directors, effective June 30, 2007, and the appointment of Thomas E. Robinson to the position, effective July 1, 2007. This change is part of an ongoing board succession plan, which was implemented to ensure an orderly transition as board members reach retirement age.

“Greg Simon’s length of service on the board and his contributions, especially to the real estate committee, were exceptional,” said Board Chairman Robert A. Fiddaman. “During his tenure as committee chairman, he helped to shape and direct the company’s strategy for real estate investments, acquisitions and development. Greg’s experience and expertise have been invaluable to BRE. The board would like to thank him for all his contributions.”

Thomas E. Robinson is a managing director of the real estate investment banking group at Stifel, Nicolaus & Company, Inc., St. Louis, MO. Prior to that position he served as the president and chief financial officer of Storage USA, Inc., from 1994-1997. Robinson currently serves on the Tanger Factory Outlet Centers, Inc. board of directors, is a former trustee/director of Centerpoint Properties Trust and Legg Mason Real Estate Investors, Inc., and a past member of the board of governors of the National Association of Real Estate Investment Trusts (NAREIT). He holds a bachelor’s degree from Washington and Lee University, a juris doctor degree from Suffolk University Law School, and master of law degree in taxation from the Georgetown University Law Center.

“We are pleased to welcome Tom as a BRE director. His background in the real estate industry and investment banking as well as his prior board experience, particularly in the REIT sector, made him an ideal choice for the board. The board transition will be seamless, benefiting the company and its stakeholders,” said BRE President and CEO Constance B. Moore. “On behalf of the executive management team, I also would like to thank Greg Simon for his longtime, excellent service on the board. We wish him well in retirement.”

BRE Properties, Inc. • 525 Market Street, 4th Floor • San Francisco, CA 94105 • Fax: 415.445.6505 • breproperties.com

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About BRE Properties

BRE Properties—a real estate investment trust—develops, acquires and manages apartment communities convenient to its residents’ work, shopping, entertainment and transit in supply-constrained Western U.S. markets. BRE directly owns and operates 81 apartment communities totaling 22,681 units in California, Arizona and Washington. The company currently has 11 other properties in various stages of development and construction, totaling 3,089 units, and joint venture interests in nine additional apartment communities, totaling 2,672 units. As of 03/31/06.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Except for the historical information contained herein, this news release contains forward-looking statements regarding our board of directors transition, and is based on our current expectations and judgment. You should not rely on these statements as predictions of future events because there is no assurance that the events or circumstances reflected in the statements can be achieved or will occur. Forward-looking statements are identified by words such as “believes,” “expects,” “may,” “will,” “should,” “approximately,” “intends,” “plans,” “pro forma,” “estimates,” or “anticipates” or their negative form or other variations, or by discussions of strategy, plans or intentions. The following factors, among others, could affect actual results and future events: defaults or non-renewal of leases, increased interest rates and operating costs, failure to obtain necessary outside financing, difficulties in identifying properties to acquire and in effecting acquisitions, failure to successfully integrate acquired properties and operations, inability to dispose of assets that no longer meet our investment criteria under favorable terms and conditions, risks and uncertainties affecting property development and construction (including construction delays, cost overruns, inability to obtain necessary permits and public opposition to such activities), failure to qualify as a real estate investment trust under the Internal Revenue Code of 1986, as amended, and increases in real property tax rates. Our success also depends on general economic trends, including interest rates, tax laws, governmental regulation, legislation, population changes and other factors, including the risk factors discussed in the section entitled “Risk Factors” in our most recent Annual Report on Form 10-K as they may be updated from time to time by our subsequent filings with the Securities and Exchange Commission. You should not rely solely on forward-looking statements, which only reflect management’s analysis. We assume no obligation to update this information. For more details, please refer to our SEC filings, including our most recent Annual Report on Form 10-K and quarterly report on Form 10-Q.

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BRE Properties, Inc. • 525 Market Street, 4th Floor • San Francisco, CA 94105 • Fax: 415.445.6505 • breproperties.com